Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of LMI Holdings, Inc. of our report dated April 16, 2008, relating to the financial statements of Lebanon Mutual Insurance Company, which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Harrisburg, Pennsylvania
April 16, 2008